                                                                   Exhibit(e)(3)

                          MASTER TERMINATION AGREEMENT

         This MASTER TERMINATION AGREEMENT, dated February 22, 2002 (this "Agreement"), is entered into among Enron Corp., an Oregon corporation ("Enron"), Enron North America Corp., a Delaware corporation ("ENA"), Enron Power Marketing, Inc., a Delaware corporation ("EPMI"), Enron Energy Services, Inc., a Delaware corporation ("EESI"), and Enron Energy Services LLC, a Delaware limited liability company ("EES LLC" and together with Enron, ENA, EPMI and EESI the "Enron Parties"), and NewPower Holdings, Inc., a Delaware corporation ("NewPower"), and The New Power Company, a Delaware corporation ("TNPC" and together with NewPower, the "NewPower Parties"). Enron, EES LLC, ENA, EESI, EPMI, NewPower and TNPC are sometimes referred to individually herein as a "Party", and collectively as the "Parties."

                                    RECITALS:

         WHEREAS, certain of the Enron Parties and the NewPower Parties prior to the date hereof have entered into agreements listed in Schedule A hereto pursuant to which, among other things, (i) certain future business opportunities were allocated between certain of the Enron Parties and the NewPower Parties and areas of noncompetition were agreed upon, (ii) one or more of the Enron Parties agreed to provide certain services to the NewPower Parties, (iii) EES LLC agreed to provide certain computer software and support to the NewPower Parties, and
(iv) EES LLC and TNPC agreed to the methodologies that would be used to transfer certain contracts that were contributed by EES LLC to the NewPower Parties with respect to certain electricity and natural gas customers (the foregoing matters in clauses (i) through (iv) above, collectively, the "Transactions and Agreements"); and

         WHEREAS, Enron and certain of its subsidiaries and affiliates (but not the NewPower Parties) have filed voluntary petitions for Chapter 11 reorganization (collectively, the "Chapter 11 Proceeding") with the U.S. Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"); and

         WHEREAS, the Enron Parties and the NewPower Parties desire to terminate the Transactions and Agreements and the other contracts and agreements covered hereunder subject to the conditions herein stated.

         NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Parties hereto agree as follows:

         1. Termination, Release and Payment. Subject to the prior approval of this Agreement by the Bankruptcy Court, effective immediately upon the payment in full of that certain promissory note, of even date herewith, in the original principal amount of $28,000,000.00 from NewPower to EESI (the "Promissory Note") (the "Termination Date"), all oral or written contracts, agreements, arrangements, executory commitments, instruments, loan or credit agreements, notes, bonds, guarantees, indentures, leases, licenses or other arrangements, including the Transactions and Agreements and including any transactions or arrangements effected under or in connection with any of the foregoing which constitute obligations that have not been performed, discharged and settled in full without further obligation as of the date hereof (collectively, the "Contracts" and individually, a "Contract") (A) to which both (x) any of the NewPower Parties or any of their current or former subsidiaries (the "NewPower Entities") and (y) any of the Enron Parties or any of their current or former subsidiaries (other than the NewPower Entities) (the "Enron Entities") is a party or by which any of them or any of their respective properties or assets may be bound, or (B) under which either (x) any of the NewPower Entities have or have agreed to incur indebtedness or other borrowing or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any of the Enron Entities or
                  (y) any of the Enron Entities have or have agreed to incur indebtedness or other borrowing or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any of the NewPower Entities, excluding from (A) and (B) this Agreement, the Settlement Agreement (as defined below) and the Tender Agreement among NewPower, Enron and certain of its affiliates (the "Tender Agreement") (the Contracts referred to in clauses
                  (A) and (B), collectively, the "EN Agreements"), shall, to the extent that any of the NewPower Entities has any right against, or an obligation to, any of the Enron Entities, or to the extent that any of the Enron Entities has any right against, or an obligation to, any of the NewPower Entities thereunder or with respect thereto, be automatically terminated, without further action from any party, and from and after the Termination Date each of the Enron Entities and the NewPower Entities on behalf of themselves and each of their respective Subsidiaries hereby FULLY, COMPLETELY AND FOREVER RELEASE each other and are hereby released from all rights, duties, and obligations accrued, contingent, (whether past, present, future or otherwise and whether at law or in equity) in and under the EN Agreements, including, but not limited to, any further payments under or with respect thereto. Notwithstanding the foregoing, (a) the Commodities Contracts (as such term is defined in the Settlement Agreement, dated as of even date herewith, among the NewPower Parties, Enron, Enron North America Corp., Enron Power Marketing, Inc., and Enron Energy Services, Inc. (the "Settlement Agreement") shall be canceled and terminated pursuant to the terms of the Settlement Agreement, and (b) (i)
                  Section 6 of the Business Opportunity Agreement dated as of January 6, 2000 between Enron and EMW Energy Services Corp. (now known as NewPower) and (ii) the provisions of the Software Agreement, dated as of January 6, 2000, between EES LLC and EMW Energy Services Corp. other than Sections 4(c), 5, 6 and 7 of such agreement, shall survive and continue in full force and effect after the Termination Date in accordance with their terms, and, in addition, all provisions of such agreements containing relevant definitions, or with respect to governing law, submission to jurisdiction, waivers, and waiver of jury trial, shall survive.

2. (a) Effective immediately upon payment in full of all principal and accrued and unpaid interest under the Promissory Note (except with respect to the obligations and rights under this Agreement, the Settlement Agreement and the Tender Agreement, which shall survive in accordance with their terms), each of the Enron Parties, for itself and on behalf of its Related Companies, and each of the NewPower Parties, for itself and on behalf of its Related Companies, hereby fully, completely and forever release and discharge each other, each other's Related Companies, their and their Related Companies' past and present directors, officers, agents, employees (to the extent acting in such capacity) and attorneys, and predecessors, successors and assigns, from any and all suits, claims or rights whatsoever of any kind, including, without limitation, under or in respect of the EN Agreements, both in law or in equity, known or unknown, suspected or unsuspected, asserted or contingent, which any party now has or ever may have had against any other party up to and including the date upon which the later to occur of (x) the payment in full of the principal amount and all accrued and unpaid interest under the Promissory Note and (y) the payments to all Related Companies of the Enron Parties of all amounts due them as required by and pursuant to the Offer (as defined in Section 7 below), (such later date, the "Effective Date") or which may arise in respect of any period or matters occurring prior to the Effective Date. "Related Companies" means (i) in respect of each of the Enron Parties, each entity that owns, directly or indirectly, a majority of the voting capital stock or voting equity capital of such Enron Party and each entity of which such Enron Entity owns, directly or indirectly, a majority of the voting capital stock or voting equity capital (in each such case other than the NewPower Parties) and (ii) in respect of each of the NewPower Parties, each entity that owns, directly or indirectly, a majority of the voting capital stock or voting equity capital of such NewPower Party and each entity of which such NewPower Party owns, directly or indirectly, a majority of the voting capital stock or voting equity capital (in each such case other than the Enron Parties and the Enron Parties' Related Companies that beneficially own or hold equity capital of NewPower).

         (b) To the knowledge of the Enron Parties, after due inquiry, (i) no person that is a controlled affiliate of any of the Enron Entities (other than an Enron Entity with respect to which there are granted effective releases under Section 2(a) above) (such controlled affiliates of the Enron Entities (other than an Enron Entity with respect to which there are granted effective releases under Section 2(a) above), collectively the "EP Affiliates") is a party to any Contract (other than as set forth in Schedule I to the Settlement Agreement or on Schedules A and B of this Agreement) with a NewPower Entity that will not have been performed, discharged and settled in full without further obligation as of the Effective Date, and (ii) there are no matters (whether arising under Contract or past dealings and whether arising at law or in equity), other than as set forth on
         Schedule I to the Settlement Agreement or on Schedules A and B of this Agreement, pursuant to which any EP Affiliate has any claim or cause of action against any of the NewPower Parties. For purposes of the preceding sentence, the Enron Parties acknowledge and agree, without limitation, that each of Cortez Energy Services, LLC, McGarret I, L.L.C., McGarret II, L.L.C., McGarret III, L.L.C., each a Delaware limited liability company, and EES Warrant Trust, a Delaware business trust, constitute an EP Affiliate.

3. Representations and Agreements. (a) Each Party hereby represents and warrants to each other Party that the execution, delivery, and performance hereof by it are within its corporate or other organizational powers and have been duly authorized by all necessary corporate or other action (other than approval by the Bankruptcy Court), and, subject to such approval by the Bankruptcy Court, that this Agreement constitutes its legal, valid, and binding obligation. In addition, the Parties hereto acknowledge and agree that this Agreement, the agreements listed on Schedule A hereto, the Settlement Agreement, the agreements listed on Schedule I to the Settlement Agreement (including any and all transactions or confirmations executed in connection therewith), the Promissory Note and the agreements listed in Schedule B hereto are the only EN Agreements that have not been performed in full by the parties thereto or under which (i) any of the NewPower Entities has a continuing obligation or liability to or in respect of any of the Enron Entities, or (ii) any of the Enron Entities has a continuing obligation or liability to or in respect of any of the NewPower Entities.

         (b) NewPower represents and warrants to the Enron Entities that this Agreement has been approved by the majority vote of the members of the Business Review Committee of NewPower's Board of Directors (a copy of such approval to be provided to Enron).

4. Further Assurances. Subject to the prior approval of this Agreement and the transactions contemplated hereby by the Bankruptcy Court, each Party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be reasonably necessary or appropriate to effectuate, carry out and comply with all of its obligations under this Agreement. Without limiting the generality of the foregoing, but subject to the prior approval of this Agreement and the transactions contemplated hereby by the Bankruptcy Court, no Party shall enter into any agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) or take any other action (or fail to take any other action) if such action (or failure) would materially impair the ability of any Party to effectuate, carry out or comply with all the terms of this Agreement.

5. Prior Approval by Creditors' Committee; Agreement to Seek Bankruptcy Court Approval. The Enron Parties represent that the transactions contemplated by this Agreement have been approved by the creditors' committee established under the Chapter 11 Proceeding. Not later than March 1, 2002, the Enron Parties shall file a joint motion (the "Initial Motion") for determination of approval by the Bankruptcy Court of this Agreement and the transactions contemplated hereby, which Initial Motion shall be in substantially the form attached as Annex A hereto. Each of the Enron Parties shall use reasonable best efforts to obtain an order from the Bankruptcy Court approving the Initial Motion (the "Initial Order"), as promptly as is practicable and in any event within 60 days after the date of this Agreement. The Enron Parties shall give the NewPower Parties reasonable opportunity to review in advance all filings with the Bankruptcy Court relating to approval of this Agreement and the Initial Motion.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

7. Termination. This Agreement shall terminate if the Offer (as defined in the Agreement and Plan of Merger by and among NewPower and certain other parties dated the date hereof) is terminated without Purchaser's purchase of shares thereunder validly tendered and not withdrawn, and, if this Agreement is so terminated, the EN Agreements (other than the Commodities Contracts that shall be subject to the Settlement Agreement) shall continue in effect in accordance with their terms.

8. Counterparts. The Parties have executed this Agreement in multiple counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.

9. Entire Agreement. This Agreement contains the entire agreement among the Parties with respect to the subject matter hereof, and there are no other agreements, understandings, representations, or warranties between or among the Parties other than those set forth or referred to herein and therein.

10. Expenses. Except as otherwise set forth in this Agreement, all legal and other costs and expenses incurred in reaching and executing this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

12. Headings; Definitions. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

13. Amendments; Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Any Party hereto may, only by an instrument in writing, waive compliance by any other Party hereto with any term or provision of this Agreement on the part of such other Party hereto to be performed or complied with. The waiver by any Party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

14. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by reason of any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the

         Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

15. No Consequential or Punitive Damages. Notwithstanding anything in this Agreement or in any other agreement to the contrary, in no event shall any Party to this Agreement be obligated to any other Party to this Agreement for any consequential, punitive or special damages arising from any breach or violation of this Agreement.

                                        ENRON CORP.


                                        By:    /s/ Mark S. Muller
                                        ------------------------------------
                                        Name:  Mark S. Muller
                                        Title: EVP


                                        ENRON ENERGY SERVICES, LLC


                                        By:    /s/ Daniel P. Leff
                                        ------------------------------------
                                        Name:  Daniel P. Leff
                                        Title: Chairman &
                                               Chief Executive Officer



                                        ENRON NORTH AMERICA CORP.


                                        By:    /s/ L. Don Miller
                                        ------------------------------------
                                        Name:  L. Don Miller
                                        Title: President



                                        ENRON POWER MARKETING, INC.

                                        By:    /s/ L. Don Miller
                                        ------------------------------------
                                        Name:  L. Don Miller
                                        Title: President

                                        ENRON ENERGY SERVICES, INC.

                                        By: /s/ Daniel P. Leff
                                            ----------------------------------
                                        Name:  Daniel P. Leff
                                               -------------------------------
                                        Title: Chairman &
                                               Chief Executive Officer
                                               -------------------------------



                                        NEWPOWER HOLDINGS, INC.

                                        By: /s/ H. Eugene Lockhart
                                            ----------------------------------
                                        Name:   H. Eugene Lockhart
                                                ------------------------------
                                        Title:  Chairman, President and
                                                Chief Executive Officer
                                                ------------------------------



                                        THE NEW POWER COMPANY

                                        By: /s/ H. Eugene Lockhart
                                            ----------------------------------
                                        Name:  H. Eugene Lockhart
                                               -------------------------------
                                        Title: President and
                                               Chief Executive Officer
                                               -------------------------------

                                   SCHEDULE A

                       TRANSACTIONS AND AGREEMENTS LISTING

1. Business Opportunity Agreement dated as of January 6, 2000 between Enron Corp. and EMW Energy Services Corp., other than Section 6 thereof.

2. Noncompetition Agreement dated as of January 6, 2000 among Enron Corp., Enron Energy Services, LLC and EMW Energy Services Corp.

3. Master Services Agreement dated as of January 6, 2000 among Enron Corp., Enron Energy Services, LLC and EMW Energy Services Corp.

4. Notwithstanding anything to the contrary in Section 11 thereof, Sections 4(c), 5, 6 and 7 of the Software Agreement dated as of January 6, 2000 between Enron Energy Services, LLC and EMW Energy Services Corp.

5. Transfer and Valuation Agreement, dated as of September 2000, between The New Power Company and Enron Energy Services, LLC.

6. ROP Contract AD0089, dated as of August 2, 2001, between Enron Media Services, L.P. and NewPower Holdings, Inc.


                                   Schedule A

                                   SCHEDULE B

1. Stockholders Agreement, dated as of January 6, 2000, among EMW Energy Services Corp. (now known as NewPower Holdings, Inc.), EES LLC, Cortez and certain other parties thereto, as amended by Amendment No. 2 to the Stockholders Agreement, dated as of July 10, 2000, by and among the parties thereto.

2. Contribution and Subscription Agreement, dated as of December 23, 1999, by and among EMW Energy Services Corp. (now known as NewPower Holdings, Inc.), EES LLC and the other parties thereto.

3.       The Warrant Agreements relating to the warrants issued pursuant to
         Section 2.1(e) of the Contribution and Subscription Agreement listed as item no. 2 above.

4. The Assignment and Assumption of Contributed Contracts, dated as of January 6, 2000, entered into by and between EES LLC and EMW Energy Services Corp. (now known as NewPower Holdings, Inc.).


                                   Schedule B